May 31, 2016 Certified Mail TerraForm Power Operating, LLC Attn: Chief Financial Officer 7550 Wisconsin Ave, 9th Floor Bethesda, MD 20814 Re: Notice of Default TerraForm Power Operating LLC 6.125% Senior Notes Due 2025 Dear Chief Financial Officer: U.S. Bank National Association serves as trustee (the “Trustee”) under that certain Indenture/Resolution pursuant to which the issuance of the above-captioned bonds (the “Bonds”) was authorized. Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to such terms in the Indenture/Resolution or that certain agreement referenced in this letter. Notice is hereby given that you have failed to provide to the Trustee the following items: Item Agreement Section Due Date 10-K Indenture Dated July 17, 2015 4.03(a) (1) May 29, 2016 This letter shall constitute written notice of such failure to comply with the covenants described in the sections of the agreement(s) referenced above. This letter shall also constitute written notice that in the event that all of the covenant defaults are not remedied on or before the date which is 90 days from the date of this notice, the failure to comply with all of the covenants shall constitute an Event of Default pursuant to the agreement(s) referenced above. Extraordinary fees may be assessed until such non-compliance is remedied. The occurrence of an Event of Default under such agreement(s) may also constitute an immediate Event of Default under the Indenture/Resolution or other bond documents. Exhibit 99.2

Page 2 May 31, 2016 Please send all item(s) to the Trustee at Mandy Yell, U.S. Bank National Association, 60 Livingston Ave, St. Paul, Minnesota 55107 or by email in a non-alterable electronic format in their entirety and including all required signatures to [***] as soon as they become available and in any case prior to 90 days from the date of this notice. This notice is not, and should not be construed as, a waiver of any rights or remedies that the Trustee or the holders may have with respect to the matters described hereunder and nothing in this notice waives, releases, modifies, alters, amends or otherwise changes those rights as contained in the Indenture/Resolution or other bond documents. Please contact Mandy Yell at [***], [***], or your Account Manager Rick Prokosch at [***], [***], if you have any questions regarding this notice. Thank you for your attention to this matter. U.S. Bank National Association, as Trustee, By: /s/ Mandy Yell Name: Mandy Yell Title: Trust Review Analyst cc: Andrea Nicolas Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Exhibit 99.2